Exhibit 10.1

SEPARATION AGREEMENT AND
RELEASE OF ALL CLAIMS

1.         The Parties.  This Separation Agreement and Release of All Claims (“Agreement”) is entered into between KELLI NIELSEN (hereinafter referred to as “Ms. Nielsen” and/or the “Employee”) and SOUND COMMUNITY BANK, including, past and present, its subsidiary and affiliated corporations, directors, owners, shareholders, officers, managers, agents, and employees (collectively referred to herein as “the Bank” and/or the “Employer”).

2.         Purpose.  The purpose of this Agreement is to set forth the terms concluding the employment relationship between Ms. Nielsen and the Bank.  Ms. Nielsen will resign from her employment at the Bank and relinquish her role as Senior Vice President/Retail Banking effective May 13, 2016.

3.         Considerations.

3.1.         Employee’s last day at the office will be May 13, 2016.  She will be paid through the remainder of the month, until May 31, 2016.  Employee will receive severance in the form of salary continuation at her current base salary from June 1, 2016, to August 15, 2016.  The severance payments will be subject to ordinary deductions and withholdings.  By no later than August 15, 2016, employee will receive a lump sum payment for any unused vacation that accrued on or before May 15, 2016.

3.2.         Employee will continue to be covered under Employer’s medical plan until August 31, 2016.  Employee will be eligible for COBRA if she so elects.

3.3          The Bank will provide the Employee with the additional sum of $2,500 for the purpose of outplacement services, payable within ten days of the execution of this Agreement.

3.4.         Employee acknowledges that no other sums of money are owed by Employer and that the sums paid to her under this Agreement are adequate consideration for the release of claims that she has executed.

3.5.         The Bank will not contest Employee’s application for unemployment benefits.

3.6          Ms. Nielsen will not disparage the Bank, its officers, employees, and Board members.  Similarly, the Bank, the members of the Board and the members of the Executive Leadership Team will not disparage Ms. Nielsen.

3.7.         In the event of future inquiries from prospective employers, the Bank will provide only the employee’s dates of employment, title held and salary.

3.8.         Employee acknowledges that she will continue to be bound by the terms of the Confidentiality provisions set forth in the Sound Community Employee Handbook dated January 2016.

3.9.         Employee agrees to the release of claims as set forth hereinafter.

4.         Release.

4.1.         Employee fully and forever releases and discharges the Employer, including, past and present, its subsidiary and affiliated corporations, directors, owners, shareholders, officers, agents, managers, and employees, from any and all claims, agreements, causes of action or obligations or liabilities of whatever kind or nature, which have existed or may have existed as of the date of this Agreement, including, but without in any way limiting the generality of the foregoing:  (1) any and all claims arising out of any act, transaction or occurrence which may have occurred with respect to Employee’s employment and the termination thereof and/or voluntary resignation from the Bank, and (2) any claims arising from the Washington State Law Against Discrimination (RCW 49.60), Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act (“ERISA”), as amended, the Fair Labor Standards Act of 1938, as amended, the federal Age Discrimination in Employment Act 29 U.S.C. 621 et. seq., or any other federal or state law, regulation or ordinance, or public policy, contract or tort law having any bearing whatsoever on the terms and conditions of, or cessation of Employee’s relationship with the Bank.

4.2.         This Agreement will not preclude the Employee from filing a complaint with the EEOC, Washington State Human Rights Agency or like agency.  However, Employee acknowledges that she forever waives any right to claim or receive financial compensation in connection with any enforcement proceeding by said agency or agencies.

4.3.         Ms. Nielsen acknowledges and agrees that she received this Agreement on or before May 13, 2016.  Employee also acknowledges and agrees she has had at least twenty-one (21) calendar days from the date he received this Agreement to decide whether to sign it, and understands that she may sign the Agreement at any time on or before the expiration of this twenty-one day (21) period.  Employee understands that for seven (7) calendar days after she signs this Agreement she has the right to revoke it, and this Agreement shall not become effective and enforceable until after the expiration of this seven-day period.  The Agreement may not be revoked after the seven day period.

4.4          This Release does not prevent either party from suing to enforce the terms of the Agreement.

5.         Effect of Agreement.

5.1.         This Agreement is to operate as a release and discharge as to the parties hereto, their heirs and assigns, their spouses and marital communities and their agents and employees.

5.2.         This Agreement shall be binding on and inure to the benefit of the parties, their heirs and assigns, their spouses and marital communities, and their respective legal representatives, successors and assigns.

6.         Confidentiality.  The terms of this Agreement shall be kept confidential by all parties.

7.         Governing Law.  This Agreement shall be governed by the laws of the State of Washington.  In the event of any lawsuit arising from or relating to this Agreement, venue shall be in King County, Washington.

8.         Entire Agreement.  This writing contains the entire Agreement between Ms. Nielsen and the Bank and can only be modified in a writing signed by both parties.  The parties hereby acknowledge that this Agreement hereby supersedes all prior agreements entered into by the Bank and Ms. Nielsen, with the exception of the confidentiality provisions of the Sound Community Bank Employee Handbook dated January 2016 which will survive.

9.         Representations.

9.1.         Employee acknowledges that she has carefully read and understands the Agreement and that she is freely signing and executing the same.

9.2.         Employee acknowledges that she has been encouraged to retain legal counsel to review this Agreement with her.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth opposite their respective signatures.

EMPLOYEE:

Date:	KELLI NIELSEN

EMPLOYER: SOUND COMMUNITY BANK

By:
Date:	Laura Lee Stewart, President/CEO